Exhibit 23.4

Jincheng Tongda & Neal Law Firm

Address: 42th Floor, Central Tower, No. 5 Xiancun Road

 Zhujiang New Town, Guangzhou, PRC

Tel: 86-20-3856 5666

E-mail: chenyan@jtn.com

June 21, 2022

Re: Consent Letter on Dogness (International) Corporation – Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Dogness (International) Corporation (the “Company”), a company incorporated under the laws of the British Virgin Islands in connection with the filing on Form F-3 to register up to $250,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm